Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG ANNOUNCES EXECUTION OF MERGER AGREEMENT
BETWEEN METASTORM AND OPENTEXT

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Wayne, PA - February 2, 2011 - Internet Capital Group, Inc. (Nasdaq: ICGE) ("ICG") today announced that one of its core equity companies, Metastorm Inc., a leading provider of Business Process Management, Business Process Analysis, and Enterprise Architecture software, has entered into a definitive merger agreement with OpenText Corporation (Nasdaq: OTEX) (TSX: OTC), an enterprise software company and leader in enterprise content management. Under the terms of the agreement, OpenText will acquire Metastorm for $182 million in cash. The transaction is subject to a number of closing conditions and is expected to be completed late in the first quarter of 2011.

ICG's share of the cash proceeds related to the sale of Metastorm will be approximately $53 million, approximately $1.5 million of which will be subject to a customary indemnification holdback. Upon closing of the transaction, ICG will record a gain of approximately $24 million on the sale of its Metastorm stake; the release of any escrowed proceeds to ICG will result in additional gains. ICG does not expect to owe any income taxes in connection with the transaction.

"This transaction is a testament to the strength of Metastorm's products and the quality of the Metastorm team," said Walter Buckley, Chief Executive Officer of ICG. "Additionally, it represents a significant milestone for ICG and its stockholders, as we unlock value and continue to transition to a traditional operating company."

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS, tech-enabled BPO and Internet marketing sectors.  These partner companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS, tech-enabled BPO and Internet marketing sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

About Metastorm

With a focus on enterprise visibility, resource optimization, efficiency and agility, Metastorm offers market-leading software for enterprise and business architecture (EA), business process analysis (BPA), and business process management (BPM). As an integrated product portfolio, Metastorm Enterprise allows organizations to improve business results by better aligning strategy with execution. By combining the power of these three disciplines onto a common platform, Metastorm is helping organizations worldwide focus on the right business improvements, instill stronger governance, and accelerate time to value. For more information and success stories on organizations powering strategic advantage with Metastorm Enterprise, visit www.metastorm.com.

About OpenText

OpenText(TM) is the world's largest independent provider of Enterprise Content Management software. The company's solutions manage information for all types of business, compliance and industry requirements in large companies, government agencies and professional service firms. OpenText supports approximately 46,000 customers in 114 countries and 12 languages. For more information about OpenText, visit www.opentext.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our partner companies' customers, our partner companies' ability to compete successfully against their respective competitors, our partner companies' ability to timely and effectively respond to technological developments, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, our ability to retain key personnel, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.